Exhibit 99.1

September 24, 2020

Drive Shack Announces Key Leadership Additions
New Chief Financial Officer to Join Company on September 28

NEW YORK, NY, September 24, 2020 -- Drive Shack Inc. (the “Company”) (NYSE: DS) is pleased to announce the appointment of two key, highly talented and accomplished executives to its leadership team.

Michael Nichols has been named Chief Financial Officer and will join the Company on September 28, reporting to Chief Executive Officer and President, Hana Khouri.  Mike brings over 25 years of diversified global leadership experience in accounting, financial reporting and treasury spanning several industries throughout his career.  Mike most recently served as Chief Financial Officer for Wilks Brothers, a diversified investor in energy, transportation, natural resources and financial services businesses. Additionally, Mike has served in senior-level finance and accounting roles with both Fischer & Company, a national commercial real estate and real estate technology firm specializing in tenant representation, and GameStop Corporation, where he served for 12 years.

“I am excited to welcome Mike to our leadership team, bringing an extensive background and years of financial expertise to this role,” stated Khouri.  “Mike will be responsible for providing strategic leadership and driving operational excellence to the corporate finance and accounting organization and will work closely with me and our Board of Directors on strategic financial initiatives to best position Drive Shack for future growth and expansion.  We will benefit greatly from the experience and leadership he has honed over the past 25 years,” added Khouri.

The Company is also pleased to welcome Kelley Buchhorn as Head of Investor Relations, who will join the organization on October 5, reporting directly to Khouri.  Kelley is a seasoned finance leader with over 30 years of experience in the retail industry.  She most recently served as Head of Investor Relations for JCPenney and has an extensive background in several strategic accounting, finance and investor relations roles with Pier 1 Imports, where she served for over 27 years.

Khouri added, “We are pleased to welcome another talented and highly experienced finance executive to the Drive Shack team.  Kelley will play a meaningful role in providing oversight of all initiatives and strategies related to external communications and investor planning and outreach, ensuring the Company is strategically aligned in the investor and analyst community.  We will depend on her extensive leadership and financial background as we continue to overcome the challenges posed by the COVID-19 pandemic and execute our growth plan.”

About Drive Shack
Drive Shack Inc. is a leading owner and operator of golf-related leisure and “eatertainment” businesses.

Austin Pruitt
Investor Relations
646-585-5591
IR@driveshack.com